CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

   We consent to the incorporation by reference in the registration statements on Form S-1, Form S-3 and Form S-8 of Tengasco, Inc. of the references to our name as well as to the references to our third party report for Tengasco which appears in the December 31, 2009 annual report on Form 10-K and/or 10-K/A of Tengasco.

LAROCHE PETROLEUM CONSULTANTS, LTD.

By:   s/Stephen W. Daniel
       Stephen W. Daniel
       Senior Partner

Dallas, Texas
January 18, 2011